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                                                                     Exhibit 8.2

             [LETTERHEAD OF MALIZIA, SPIDI, SLOANE & FISCH, P.C.]



March 18, 1999

Board of Directors
Lakeview Financial Corp.
1117 Main Street
Paterson, New Jersey  07503

Dear Board Members:

     In accordance with your request, set forth herein below is the opinion of this firm regarding certain federal income tax consequences of the proposed merger ("Merger") between Lakeview Financial Corp. ("Lakeview") and Dime Bancorp, Inc. ("Dime Bancorp"), with Dime Bancorp as the surviving corporation, pursuant to the Agreement and Plan of Merger dated as of December 15, 1998 between Lakeview and Dime Bancorp (the "Merger Agreement"). The Merger and its component and related transactions are described in the Merger Agreement and Registration Statement on Form S-4 ("Form S-4"), which will be filed with the Securities and Exchange Commission. We are rendering this opinion pursuant to
Section 7.02(d) of the Merger Agreement. All capitalized terms used but not defined in this letter have the meanings assigned to them in the Merger Agreement.

     In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement, Form S-4, and of such corporate records of the parties to the Merger as we have deemed appropriate. We have also relied, without independent verification, upon the representations of Lakeview and Dime Bancorp. We have assumed that such representations are true and that the parties to the Merger will act in accordance with the Merger Agreement. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

     Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law:

     (1) The Merger will constitute a "reorganization" within the meaning of
Section 36B of the Code, and

     (2) No gain or loss will be recognized by Lakeview shareholders who receive solely shares of Acquiror Common Stock in exchange for their shares of Company Common Stock.
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Board of Directors
March 18, 1999
Page 2

                                 SCOPE OF OPINION
                                 ----------------

          Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements published by the United States Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

                                 USE OF OPINION
                                 --------------

          This opinion is given solely for the benefit of the parties to the Merger Agreement and may not be relied upon by any other party or entity or referred to in any document without our express written consent.

                                    CONSENT
                                    -------

          We consent to the filing of this opinion as an exhibit to the Form S-4 filed with the Securities and Exchange Commission and to the references to this firm in the Form S-4. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                 Very truly yours,

                                 /s/Malizia, Spidi, Sloane & Fisch, P.C.

                                 MALIZIA, SPIDI, SLOANE & FISCH, P.C.